                                                                      EXHIBIT 12


                      MERCK & CO., INC. AND SUBSIDIARIES

              Computation of Ratios of Earnings to Fixed Charges
              --------------------------------------------------

                        (In millions except ratio data)

                                              Years Ended December 31
                               -----------------------------------------------------------
                                1996      1995      1994       1993     1992      1991
                               ------   -------   --------   --------  -------  ----------
Income before Taxes and
  Cumulative Effect of
  Accounting Charges           $5,540.8  $4,797.2  $4,415.2  $3,102.7  $3,563.6  $3,166.7

Add:
  One-third of rents               41.0      28.1      36.0      35.0      34.0      31.1
  Interest expense, net           103.2      60.3      96.0      48.0      23.6      26.0
  Preferred stock dividends        70.0       2.1      -         -         -         -
                               --------  --------  --------  --------  --------  --------
     Earnings                  $5,755.0  $4,887.7  $4,547.2  $3,185.7  $3,621.2  $3,223.8
                               ========  ========  ========  ========  ========  ========

One-third of rents             $   41.0  $   28.1  $   36.0  $   35.0  $   34.0  $   31.1
Interest expense                  138.6      98.7     124.4      84.7      72.7      68.7
Preferred stock dividends          70.0       2.1      -         -         -         -
                               --------  --------  --------  --------  --------  --------
     Fixed Charges             $  249.6  $  128.9  $  160.4  $  119.7  $  106.7  $   99.8
                               ========  ========  ========  ========  ========  ========
Ratio of Earnings
 to Fixed Charges                    23        38        28        27        34        32
                                     ==        ==        ==        ==        ==        ==


For purposes of computing these ratios, "earnings" consist of income before income taxes, cumulative effect of accounting changes, one-third of rents (deemed by the Company to be representative of the interest factor inherent in rents), interest expense, net of amounts capitalized, and dividends on preferred stock of subsidiary companies. "Fixed charges" consist of one-third of rents, interest expense as reported in the Company's consolidated financial statements and dividends on preferred stock of subsidiary companies.